FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333--257737-06

Subject: **PUBLIC ANNOUNCEMENT** NEW ISSUE CMBS: BBCMS 2022-C18

NEW ISSUE CMBS: BBCMS 2022-C18

$709.178MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT LEADS:	BARCLAYS; BMO CAPITAL MARKETS; KEYBANC CAPITAL MARKETS
UBS SECURITIES LLC; SOCIÉTÉ GÉNÉRALE

CO-MANAGERS:	ACADEMY SECURITIES; MISCHLER FINANCIAL GROUP, INC.

RATING AGENCIES:	MOODY’S; FITCH; KBRA

*PUBLIC OFFERED CERTIFICATES*

	RATINGS	AVAILABLE
CLASS	(M/F/K)	SIZE ($MM)	C/E	WAL	LTV	DY	BMARK
A-1	Aaa/AAA/AAA	10.600	30.000%	2.45	36.1%	19.6%	ICUR
A-2	Aaa/AAA/AAA	73.000	30.000%	4.55	36.1%	19.6%	ICUR
A-3	Aaa/AAA/AAA	42.100	30.000%	6.95	36.1%	19.6%	ICUR
A-4**	Aaa/AAA/AAA	195.000	30.000%	9.68	36.1%	19.6%	ICUR
A-5**	Aaa/AAA/AAA	228.200	30.000%	9.90	36.1%	19.6%	ICUR
A-SB	Aaa/AAA/AAA	16.826	30.000%	7.17	36.1%	19.6%	ICUR
A-S	Aa1/AAA/AAA	70.715	21.250%	9.92	40.6%	17.4%	ICUR
B	NR/AA-/AA+	34.348	17.000%	9.92	42.8%	16.5%	ICUR
C	NR/A-/A	38.389	12.250%	9.92	45.3%	15.6%	ICUR

* Note the transaction will spot vs the I-curve

** A-4 AND A-5 AVAILABLE SIZE ($MM) AND WAL ARE SUBJECT TO CHANGE AS DETAILED IN THE ATTACHED TERM SHEET. RANGE OF POSSIBLE AVAILABLE SIZE ($MM) BELOW:

A-4: 0.000 – 195.000

A-5: 228.200 – 423.200

*TRANSACTION SUMMARY*
- POOL BALANCE:	$808,180,236
- NUMBER OF LOANS:	37
- NUMBER OF PROPS:	114
- WA CUT-OFF LTV:	51.6%
- WA MATURITY LTV:	49.2%
- WA U/W NCF DSCR:	2.01x
- WA U/W NOI DY:	13.7%
- WA MORTGAGE RATE:	6.16454%
- TOP 10 LOANS %:	57.1%
- WA REM TERM:	111 MONTHS
- TOP 5 PROP TYPES:	RETAIL (27.0%); OFFICE (20.7%); INDUSTRIAL (19.9%); HOSPITALITY (18.8%); MIXED USE (5.9%)
- TOP 5 STATES:	NJ (12.2%); CA (11.8%); OH (8.2%); SC (7.5%); NY (6.8%)

*DEAL PARTIES*
- MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, N.A.
- SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
- OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES LLC
- DIRECTING HOLDER:	AN AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC
- TRUSTEE:	COMPUTERSHARE TRUST COMPANY, N.A.
- CERT. ADMIN.:	COMPUTERSHARE TRUST COMPANY, N.A.

*MATERIALS & ANTICIPATED TIMING*
- TERM SHEET/ANNEX:	ATTACHED
- RED:	ATTACHED
- 3RD PARTY SYSTEMS:	TODAY
- PRE-SALE REPORTS:	TODAY
- COLLATERAL CALLS:	UPON DEMAND **CONTACT SALES COVERAGE**
- PRICING:	As early as Friday
- SETTLEMENT:	ON OR ABOUT WEDNESDAY, DECEMBER 14, 2022

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS DOCUMENT IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.